AMENDMENT TO FUND ADMINISTRATION AND ACCOUNTING AGREEMENT This Amendment, dated as of November 16, 2015, by and between each entity listed on Exhibit A hereto (each a “Fund”, collectively the “Funds”), and The Bank of New York Mellon, a New York banking organization (“BNY”), who are parties to the Fund Administration and Accounting Agreement dated January 21, 2014. WHEREAS, the parties wish to amend the Agreement as set forth below: NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows: Exhibit A to the Agreement (which revised version is attached) is amended to reflect the addition of the following funds as set forth below, effective November!6, 2015: Reality Shares DIVCON Leaders Dividend ETF Reality Shares DIVCON Dividend Defender ETF Reality Shares DIVCON Dividend Guard ETF Exhibit A is hereby replaced in its entirety with the attached Exhibit A dated the date hereof. Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in multiple counterparts, which together shall constitute one instrument. IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers or duly authorized representatives as of the date first above written. On behalf of each fund identified on Exhibit A attached hereto: Tom Trivella, COO Tom Trivella, COO THE BANK OF NEW YORK MELLON By: Stephen Cook Managing Director

Exhibit A Reality Shares DIVS Index ETF Reality Shares NASDAQ-100 DIVS Index ETF Reality Shares DIVS ETF Reality Shares DIVCON Leaders Dividend ETF Reality Shares DIVCON Dividend Defender ETF 2